PRESS RELEASE

China BAK Reports Third Quarter Fiscal Year 2011 Financial Results

Shenzhen, China – August 2, 2011 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, today announced its financial results for the third quarter of fiscal year 2011 ended June 30, 2011 (“Q3 2011”).

Recent Achievements and Highlights

  In Q3 2011, the Company successfully achieved a turnaround in its cylindrical battery cells business
  During the third quarter of fiscal 2011, the Company’s Tianjin subsidiary, BAK Tianjin received additional orders for high-power lithium battery cells used in e-bikes
  The Company’s high-power lithium battery cells revenue more than doubled in the third quarter of fiscal 2011 compared to the year ago period

Financial Highlights

Net revenues for the third quarter were $47.1 million, up 0.9% from $46.7 million last quarter and down 19.5% from $58.6 million for the same period in fiscal 2010.

Revenues from prismatic products, including aluminum-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $25.8 million, down 11.3% from $29.0 million last quarter and down 39.8% from $42.8 million for the same period in fiscal 2010. The decline in prismatic products was mainly attributable to decline in sales volume as a result of the introduction of built-in high capacity polymer batteries being adopted by domestic OEM customers.

Revenues from cylindrical cells used in notebook computers were $17.3 million, up 13.8% from $15.2 million last quarter and up 35.4% from $12.8 million for the same period in fiscal 2010.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $2.0 million, up 19.8% from last quarter and down 11.7% from the same period in fiscal 2010.

Revenues from high-power lithium battery cells, used in electric vehicles, electric bicycles, power tools, uninterruptible power supplies, and other applications manufactured at the Company’s Tianjin facility, were $2.1 million, up 161.0% from last quarter and up 194.5% from the same period in fiscal 2010.

Gross profit for the third quarter of fiscal year 2011 was $3.6 million, compared to gross profit of $4.4 million last quarter and gross loss of $1.2 million in the same quarter of last year. The decline in gross profit from the prior quarter was mainly attributable to decline in sales volume of prismatic cell phone battery cells as a result of the decline in the shipment of replacement market cell phones in China and intense market competition.

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Operating expenses totaled $8.9 million, or 18.9% of revenue, in the third quarter up 42.1% from $6.3 million, or 13.4% of revenue, in the last quarter and down 48.1% from $17.2 million, or 29.4% of revenue, in the third quarter of fiscal 2010. Research and development expenses were $1.8 million, or 3.9% of revenue, down 4.8% from $1.9 million, or 4.1% of revenue in the last quarter and down 13.7% from $2.1 million, or 3.6% of revenue in the same quarter of fiscal 2010. Sales and marketing expenses were $2.0 million, or 4.3% of revenue down 7.1% from $2.2 million, or 4.7% of revenue in the last quarter and down 21.1% from $2.6 million, or 4.4% of revenue in the same quarter of fiscal 2010. General and administrative expenses were $5.1 million, or 10.7% of revenue up 134.5% from $2.1 million, or 4.6% of revenue in the last quarter and down 32.1% from $7.4 million or 12.7% of revenue in the same quarter of fiscal 2010.

Operating loss for the third quarter was $5.3 million compared to operating loss of $1.8 million in the last quarter and operating loss of $18.4 million in the same quarter of fiscal 2010.

Net loss was $7.2 million, or diluted loss per share of $0.12, in the third quarter of fiscal 2011 compared to net loss of $4.1 million, or diluted loss per share of $0.06, in the last quarter and net loss of $18.3 million, or diluted loss per share of $0.29, in the same quarter of fiscal 2010.

Financial Condition

On June 30, 2011 China BAK had $17.1 million in cash and cash equivalents. For the third quarter of fiscal year 2011, Days Sales Outstanding (DSO) decreased to 155 days from 177 days last quarter and Days Sales of Inventory increased to 151 days from 143 days last quarter. Short-term bank loans and long-term bank loans totaled $176.1 million as compared to $173.0 million on March 31, 2011. Shareholders’ equity totaled $142.1 million. China BAK had $64.0 million available for borrowing under its credit facilities. The Company generated $3.3 million from cash flow from operating activities in the third quarter of fiscal 2011.

Business Outlook

“The increase in our cylindrical and high-power lithium battery cells business during the third quarter of fiscal 2011 was in line with our expectations,” commented Xiangqian Li, CEO of China BAK. “The sharp decline in market demand for replacement batteries in April and May of 2011 resulted in a decline in sales of our prismatic battery cell products to the replacement market. In the current market environment, we are actively promoting shipment of our products to major local smart phone players, such as Huawei and ZTE. At the same time, we are focusing our efforts to enter into cooperation with international OEM customers such as Samsung and Vodafone”.

Ke Marcus Cui, CFO of China BAK commented, “We reported positive operating cash flow of $3.3 million in the third fiscal quarter, reflecting progress in collection of our receivables. We are encouraged by the positive feedback from Dongfeng-Yulon Motor Sales Co., Ltd., which delivered its pure electric vehicles powered by China BAK’s battery cells to the public transportation authority of the city of Hangzhou in June 2011. We expect to receive additional orders from auto manufacturers in the electric vehicles segment in the near term.”

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Conference Call

China BAK will host a conference call at 8:00 p.m. ET on Tuesday, August 2, 2011 to discuss results for the third quarter of fiscal year 2011 ended June 30, 2011. Joining Xiangqian Li, China BAK's Chairman, President and Chief Executive Officer on the call will be Ke Marcus Cui, Chief Financial Officer, and Huanyu Mao, Director and Chief Technology Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 877-847-0047 or 212-444-0113. International callers should dial 852-3006-8101. The pass code for the call is 652-045. If you are unable to participate in the call at this time, a replay will be available from 11:00 p.m. ET on Tuesday, August 2, 2011 through 11:00 p.m. ET, Wednesday, August 17, 2011. To access the replay, please dial 866-572-7808. International callers should dial (852) 3012-8000. The pass code for the replay is 652-045. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the conference call will also be available after the call on China BAK’s website for a period of one year.

About China BAK Battery Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smartphones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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For more information, please contact:

China BAK Battery, Inc.
Mr. Ke Marcus Cui
Chief Financial Officer
E-mail: ir@bak.com.cn

Ms. Tracy Li
Investor Relations Officer
Tel: 86-755-89770093
E-mail: ir@bak.com.cn

CCG Investor Relations
Mr. Roger Ellis
Partner & SVP for Market Intelligence
Tel: 310-954-1332
E-mail: roger.ellis@ccgir.com

-Financial Tables Follow-

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Table 1

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
For the Three Months Ended June 30, 2011, March 31, 2011 and June 30, 2010
(Amounts in thousands, except per share data)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$47,130	$46,710	$58,557
Cost of revenues	(43,537)	(42,261)	(59,764)
Gross profit / (loss)	3,593	4,449	(1,207)

Operating expenses:
Research and development expenses	(1,839)	(1,932)	(2,129)
Sales and marketing expenses	(2,042)	(2,199)	(2,587)
General and administrative expenses	(5,042)	(2,150)	(7,429)
Impairment charge	-	-	(5,058)
Total operating expenses	(8,923)	(6,281)	(17,203)

Operating (loss) / income	(5,330)	(1,832)	(18,410)

Finance costs, net	(2,711)	(2,512)	(2,022)
Government grant income	405	31	58
Other income / (expense)	391	48	107
Loss before income taxes	(7,245)	(4,265)	(20,267)
Income tax benefits	-	182	2,004
Net loss	$(7,245)	$(4,083)	$(18,263)

Other comprehensive income / (loss)
- Foreign currency translation adjustment	2,123	1,228	1,298
Comprehensive loss	$(5,122)	$(2,855)	$(16,965)

Net loss per share:
Basic	$(0.12)	$(0.06)	$(0.29)
Diluted	$(0.12)	$(0.06)	$(0.29)

Weighted average shares outstanding:
Basic	62,895	62,895	62,888
Diluted	62,895	62,895	62,888

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Table 2

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Balance Sheets
As of June 30, 2011 and September 30, 2010
(Amounts in thousands)

	June 30,	September 30,
	2011	2010
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$17,099	$22,589
Pledged deposits	6,577	9,426
Trade accounts receivable, net	71,151	86,198
Inventories	78,979	64,048
Prepayments and other receivables	5,278	5,513
Deferred tax assets	7,550	6,888
Total current assets	186,634	194,662

Property, plant and equipment, net	247,883	228,885
Lease prepayments, net	32,574	31,924
Intangible assets, net	154	184
Deferred tax assets	1,743	1,681
Total assets	$468,988	$457,336

Liabilities
Current liabilities
Short-term bank loans	$138,097	$137,418
Current maturities of long-term bank loans	23,208	11,956
Accounts and bills payable	106,834	93,725
Accrued expenses and other payables	24,538	22,411
Total current liabilities	292,677	265,510

Long-term bank loans, less current maturities	14,792	29,890
Deferred revenue	7,426	7,353
Other long-term payables	11,239	3,431
Deferred tax liabilities	739	719
Total liabilities	326,873	306,903
Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 63,612,526 and 63,616,276 issued and outstanding as of September 30, 2010 and March 31, 2011 respectively	64	64
Donation Shares	14,102	14,102
Additional paid-in-capital	125,819	124,551
Statutory reserves	7,645	7,315
Accumulated deficit	(34,860)	(19,542)
Accumulated other comprehensive income	33,412	28,010
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	142,115	150,433
Total liabilities and shareholders’ equity	$468,988	$457,336

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Table 3

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months Ended June 30, 2011, March 31, 2010 and June 30, 2010
(Amounts in thousands)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(7,245)	$(4,083)	$(18,263)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,415	4,656	4,469
(Recovery of) / provision for doubtful debts	1,044	(614)	3,447
(Recovery of) / provision for obsolete inventories	492	(737)	5,574
Impairment charge	-	-	5,058
Share-based compensation	333	409	415
Deferred income taxes	-	(182)	(2,004)
Deferred revenue	(61)	(61)	(58)
Exchange loss / (gain)	266	(135)	558
Changes in operating assets and liabilities:
Trade accounts receivable	20,282	1,997	1,545
Inventories	(11,626)	1,657	5,843
Prepayments and other receivables	(1,398)	1,284	1,954
Accounts and bills payable	(3,753)	(1,273)	1,111
Accrued expenses and other payables	1,557	(293)	(1,443)
Net cash provided by operating activities	$3,306	$2,625	$8,206

Cash flow from investing activities
Purchases of property, plant and equipment	(12,182)	(6,349)	(12,530)
Purchases of intangible assets	(5)	-	(12)
Net cash used in investing activities	$(12,187)	$(6,349)	$(12,542)
Cash flow from financing activities
Proceeds from borrowings	44,965	66,874	47,073
Repayment of borrowings	(44,132)	(72,954)	(66,303)
(Increase) / decrease in pledged deposits	(609)	10,567	8,795
Net cash provided by / (used in) financing activities	$224	$4,487	$(10,435)

Effect of exchange rate changes on cash and cash equivalents	198	268	2
Net (decrease) / increase in cash and cash equivalents	(8,459)	1,031	(14,769)
Cash and cash equivalents at the beginning of the period	25,558	24,527	39,644
Cash and cash equivalents at the end of the period	$17,099	$25,558	$24,875

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